AGILYSYS REPORTS FISCAL 2015 FOURTH QUARTER REVENUE OF $28.7 MILLION

Achieves Quarterly Record $14.5 Million of Recurring Revenue

Reports Fiscal 2015 Revenue of $103.5 Million; Recurring Revenue for the Full Year Rises to $56.0 Million, or 54% of Total Revenue

Alpharetta, GA - May 28, 2015 - Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2015 fourth quarter and full year ended March 31, 2015.

On March 31, 2014, the Company sold its United Kingdom business entity to U.K.-based Verteda Limited. All of the historical fiscal 2014 fourth quarter and twelve months financial results presented below give effect to the sale of the Company’s EMEA operations and adjustments as if they had occurred on April 1, 2013.

Summary of Fiscal 2015 Fourth Quarter Financial Results

•	Total net revenue was $28.7 million, compared to total net revenue of $27.8 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were $14.5 million, or 51% of total net revenue, compared to $14.1 million, or 51% of total net revenue, for the same period in fiscal 2014. SaaS revenues for the fourth quarter increased 8% year over year and comprised 14.2% of total recurring revenues compared to 13.5% of total recurring revenues in fiscal 2014.

•
Gross margin was 51% in the fiscal 2015 fourth quarter, compared to 60% in the prior-year period. Gross margin for the fiscal 2015 fourth quarter was impacted by lower than historical margins on certain hardware sales as well as increased labor costs required to meet a customer commitment, which should not repeat in future periods.

•
Adjusted operating loss (non-GAAP) from continuing operations (excluding stock-based compensation, amortization of intangibles, asset write-offs and other fair value adjustment charges, restructuring and severance charges) was $(1.4) million, compared to adjusted operating income from continuing operations in the year-ago period of $1.1 million (see reconciliation below).

•
Adjusted loss (non-GAAP) from continuing operations was $(1.5) million, or $(0.07) per diluted share, compared to adjusted income from continuing operations of $1.8 million, or $0.08 per diluted share, in the same period last year (see reconciliation below).

•
Net loss in the fiscal 2015 fourth quarter was $(5.4) million, or $(0.24) per diluted share, inclusive of a total of $2.4 million, or $0.11 per share, in asset write-offs and other fair value adjustments and restructuring and severance charges. Net loss in the 2014 fourth quarter was $(2.0) million, or $(0.09) per diluted share, inclusive of a charge of $0.6 million, or $0.03 per share, related to restructuring and severance costs, and a net loss from discontinued operations of $(1.3) million, or $(0.13) per diluted share.

James Dennedy, President and CEO of Agilysys, commented, “During our fiscal 2015 we implemented several organizational changes which impacted our sales, professional services and corporate services infrastructure. We view these changes as critical steps taken in order to transition our business to a subscription services revenue model from a traditional license and maintenance model. This business strategy transition emphasizes new customer sales and sales of our rGuest platform products which pressures near-term top line revenue growth through delayed revenue recognition of multi-year subscription services contracts and a modestly extended sales cycle in pursuit of new customers and new product growth. However, we expect this transition in the business will benefit our ability to generate longer-term shareholder value through growth in higher margin recurring revenue, in particular subscription services business. Success to date with these initiatives is reflected in the year-over-year increase in recurring revenue, particularly SaaS revenue increasing by 11% in fiscal 2015.

“Early feedback indicates the substantial new product investments we have made are on target with market needs and desires. We anticipate building on the early success of the fiscal 2015 released products; such as, rGuest Seat, rGuest Pay, and rGuest Analyze. We expect the ongoing rollout of our additional next-generation rGuest solutions, such as rGuest Stay and rGuest Buy, will help us continue to grow our already strong market share in the gaming and managed food services verticals while enabling us to expand our presence in the hotels, resorts and cruise, and RUSH (restaurants, universities, stadia and healthcare) hospitality verticals.

“We are focused on helping our customers transform their guests’ experiences through innovative solutions that enable them to better manage the entire guest lifecycle, including pre-visit promotion and recruitment, enhanced on-site experiences and post-visit guest retention. We expect the changes implemented in fiscal 2015 in our organizational structure and go-to-market approach will result in solid growth in recurring revenues, primarily driven by a strong increase in SaaS revenues, in fiscal 2016, and ultimately benefit our overall financial results going forward.”

Summary of Fiscal 2015 Full Year Financial Results

•	Total net revenue for the year increased $2.2 million, or 2%, to $103.5 million, compared with $101.3 million in the fiscal 2014.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were $56.0 million, or 54% of total net revenue, for the period, an increase of 5.3% over recurring revenues of $53.2 million, or 52% of total net revenue, in fiscal 2014. SaaS revenues increased 11% year over year and comprised 8% of total recurring revenues compared to 7% of total recurring revenues in fiscal 2014.

•
Gross margin of 58% compares to gross margin of 63% in the prior-year period. The fiscal 2015 gross margin reflects the impact of initial amortization expense for developed technology, which totaled $1.3 million in the full year period, as well as the above noted impact to professional service margins in the second half of the year due to increased labor costs required to meet a customer commitment.

•
Adjusted operating loss (non-GAAP) from continuing operations (excluding stock-based compensation, amortization of intangibles, asset write-offs and other fair value adjustment charges, restructuring and severance charges and other one-time items) for fiscal 2015 was $(2.3) million, compared to adjusted operating income from continuing operations of $4.1 million in fiscal 2014 (see reconciliation below).

•
Adjusted loss (non-GAAP) from continuing operations was $(2.5) million, or $(0.11) per diluted share, compared with adjusted income of $4.8 million, or $0.22 per diluted share, in fiscal 2014 (see reconciliation below).

•
Net loss for fiscal 2015 was $(11.5) million, or $(0.51) per diluted share, inclusive of a total of $3.5 million, or $0.16 per share, in asset write-offs and other fair value adjustments and restructuring and severance charges and legal settlement costs. This compares to net income of $17.1 million, or $0.77 per diluted share, in fiscal 2014, inclusive of a charge of $1.7 million, or $0.08 per share, related to restructuring and severance costs and a benefit from discontinued operations of $20.0 million, or $0.90 per diluted share.

Janine Seebeck, Chief Financial Officer, commented, “Our fiscal 2015 fourth quarter and full year financial results include the impact of some non-recurring items, including $1.8 million in non-rGuest product-related asset write-offs and other fair value adjustments. We continue to be encouraged by the early traction we have achieved with our re-focused sales initiatives as our fiscal 2015 financial results include growth in recurring revenue reflecting our consistent progress in growing the percentage of higher margin subscription revenues as part of our overall business mix. With a healthy balance sheet, including approximately $75 million in cash and cash equivalents, we have the financial foundation to continue investing in the development of new products.”

Initial Fiscal 2016 Outlook
Agilysys today is providing an initial forecast for fiscal 2016 revenue, gross margin and Adjusted EBITDA (non-GAAP). In prior years, the Company has provided an outlook for adjusted operating income. However, with the introduction of amortization for the rGuest suite of developed technology reflected in cost of goods sold, the Company now believes that Adjusted EBITDA is a more representative measure of operating cash flow. As such, the Company is now using Adjusted EBITDA internally to focus management on the results of the Company’s core operations. A reconciliation of net (loss)/income to Adjusted EBITDA from continuing operations for the fiscal 2015 quarterly periods and full-year is provided at the end of this release.

For fiscal 2016, Agilysys expects revenue to be slightly above fiscal 2015 revenue of $103.5 million. Gross margin is expected to be consistent with full year fiscal 2015 levels in the high 50% range; and the Company expects Adjusted EBITDA will show incrementally greater profitability over fiscal 2015 Adjusted EBITDA of $1.2 million.

Ms. Seebeck concluded, “We expect that the ongoing transition in our operations throughout fiscal 2016 to a SaaS-oriented business model will result in full year revenue that is modestly ahead of fiscal 2015. Importantly, as we move through the year, we expect to achieve consistent progress with subscription services bookings and believe visibility into future bookings will also improve. While the revenue growth will reflect the emphasis on subscription services revenue, the greater EBITDA expansion will come primarily from lower operating expenses.”

2015 Fourth Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, May 28, 2015, beginning at 9:00 a.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 40582646. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at
http://www.agilysys.com/company/investor-relations/events-presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods, and include the statements under the heading “Summary of Fiscal 2015 Fourth Quarter Financial Results” above in (i) the penultimate sentence of the first paragraph following the bullets, (ii) the second paragraph following the bullets and (iii) the last sentence of the third paragraph following the bullets, and the statements under the heading “Initial Fiscal 2016 Outlook.” These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2014, and Item 1A of the company’s Quarterly Report for the fiscal quarter ended December 31, 2014. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted operating income (loss) from continuing operations, adjusted net income (loss), adjusted net income (loss) per share from continuing operations, adjusted cash flow from continuing operations and adjusted EBITDA. Management believes that such information can enhance investors' understanding of the company's ongoing operations. See the accompanying tables below for reconciliations of adjusted operating income (loss) from continuing operations and adjusted net income (loss) from continuing operations, adjusted cash flow from continuing operations and adjusted EBITDA to the comparable GAAP measures.

About Agilysys
Agilysys is a leading developer and marketer of software-enabled solutions and services to the hospitality industry. The company specializes in next-generation point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions. These solutions are designed to streamline operations, improve efficiency, increase guest recruitment and wallet share, enhance the guest experience and maximize revenue potential. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. A significant portion of the company's consolidated revenue is derived from contract support, maintenance and subscription services. Agilysys operates extensively throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, and offices in Singapore, Hong Kong and Malaysia. For more information, visit www.agilysys.com.

# # #

Investor Contact:
Janine Seebeck
Chief Financial Officer
Agilysys, Inc.
770-810-7800 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com
- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014

Net revenue:
Products	$10,898	$10,410	$31,846	$34,629
Support, maintenance and subscription services	14,499	14,130	56,013	53,169
Professional services	3,311	3,210	15,655	13,463
Total net revenue	28,708	27,750	103,514	101,261
Cost of goods sold:
Products, inclusive of developed technology amortization	7,318	5,788	18,732	17,027
Support, maintenance and subscription services	3,363	2,870	12,461	10,786
Professional services	3,417	2,432	12,240	9,408
Total cost of goods sold	14,098	11,090	43,433	37,221
Gross profit	14,610	16,660	60,081	64,040
Gross profit margin	50.89%	60.04%	58.04%	63.24%
Operating expenses:
Product development	6,590	6,494	25,316	25,212
Sales and marketing	4,951	3,916	16,357	14,059
General and administrative	5,299	5,270	21,668	20,750
Depreciation of fixed assets	523	503	2,225	2,074
Amortization of intangibles	467	2,461	3,461	6,414
Asset write-offs and other fair value adjustments	1,836	—	1,836	327
Restructuring, severance and other charges	569	569	1,482	1,392
Legal settlements	—	—	203	—
Operating loss	(5,625)	(2,553)	(12,467)	(6,188)
Other (income) expenses:
Interest income	(12)	(71)	(110)	(123)
Interest expense	13	33	48	184
Other (income) expenses, net	78	(645)	146	(863)
Loss before income taxes	(5,704)	(1,870)	(12,551)	(5,386)
Income tax (benefit) expense	(277)	(1,207)	(1,054)	(2,491)
Loss from continuing operations	(5,427)	(663)	(11,497)	(2,895)
(Loss) Income from discontinued operations, net of taxes	—	(1,346)	—	19,992
Net (loss) income	$(5,427)	$(2,009)	$(11,497)	$17,097

Weighted average shares outstanding - basic	22,343	22,222	22,338	22,135

Net (loss) income per share – basic:
Loss per share from continuing operations	$(0.24)	$(0.03)	$(0.51)	$(0.13)
Income per share from discontinued operations	—	(0.06)	—	0.90
Net (loss) income per share	$(0.24)	$(0.09)	$(0.51)	$0.77

Weighted average shares outstanding - diluted	22,343	22,222	22,338	22,135

Net (loss) income per share – diluted:
Loss per share from continuing operations	$(0.24)	$(0.03)	$(0.51)	$(0.13)
Income per share from discontinued operations	—	(0.06)	—	0.90
Net (loss) income per share	$(0.24)	$(0.09)	$(0.51)	$0.77

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	March 31, 2015	March 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$75,067	$99,566
Accounts receivable, net of allowance for doubtful accounts of $888 and $1,101, respectively	25,481	23,615
Inventories	641	481
Prepaid expenses	3,820	3,300
Other current assets	8	2,892
Total current assets	105,017	129,854
Property and equipment, net	11,929	12,251
Goodwill	19,622	17,158
Intangible assets, net	9,006	10,626
Software development costs, net	31,818	17,221
Other non-current assets	4,133	3,785
Total assets	$181,525	$190,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deferred revenue
Accounts payable	$16,586	$11,073
Deferred revenue	23,881	22,795
Accrued liabilities	10,001	14,232
Capital lease obligations, current	142	43
Total current liabilities	50,610	48,143
Deferred income taxes, non-current	3,053	3,422
Capital lease obligations, non-current	47	292
Other non-current liabilities	3,627	6,165
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 22,789,355 and 22,467,970 shares outstanding at March 31, 2015 and 2014, respectively

Treasury shares, 8,817,477 and 9,138,861 at March 31, 2015 and 2014, respectively	9,482	9,482
Capital in excess of stated value	(2,646)	(2,741)
Retained earnings	(10,675)	(13,409)
Accumulated other comprehensive loss	128,178	139,675
Total shareholders' equity	(151)	(134)
Total liabilities and shareholders' equity	$124,188	$132,873
	$181,525	$190,895

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Twelve Months Ended
(In thousands)	March 31,
	2015	2014

Operating activities
Net (loss) income	$(11,497)	$17,097
Less: Income from discontinued operations	—	19,992
Loss from continuing operations	(11,497)	(2,895)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Restructuring, severance and other charges	1,482	1,392
Payments for restructuring, severance and other charges	(1,348)	(1,741)
Legal settlements	203	—
Payments for legal settlements	(1,714)	(110)
Asset write-offs	3,454	327
Depreciation	2,225	2,074
Amortization	4,755	6,726
Share-based compensation	3,140	2,119
Contingent consideration adjustment	(1,619)	—
Deferred income taxes	(371)	(178)
Change in cash surrender value of company owned life insurance policies	(57)	(600)
Excess tax benefit from equity awards	(14)	(37)
Changes in operating assets and liabilities:
Accounts receivable	(1,935)	(7,846)
Inventories	(171)	380
Prepaid expense	(526)	(498)
Accounts payable	5,528	1,073
Deferred revenue	1,146	2,784
Accrued liabilities	(3,868)	1,624
Income taxes receivable	(823)	(2,702)
Other changes, net	(176)	(508)
Net cash (used in) provided by operating activities from continuing operations	(2,186)	1,384
Net cash (used in) provided by operating activities from discontinued operations	—	(1,311)
Net cash (used in) provided by operating activities	(2,186)	73

Investing activities
Proceeds from sale of business units	809	35,846
Cash paid for acquisitions, net	(3,750)	(1,812)
Investment in marketable securities	(10,240)	—
Proceeds from sale of marketable securities	10,107	—
Capital expenditures	(4,650)	(4,023)
Capitalized software development costs	(15,813)	(12,200)
Additional (investments in) proceeds from corporate-owned life insurance policies	1,905	(87)
Net cash (used in) provided by investing activities from continuing operations	(21,632)	17,724
Net cash used in investing activities from discontinued operations	—	(155)
Net cash (used in) provided by investing activities	(21,632)	17,569

Financing activities
Principal payments under long-term obligations	(144)	(177)
Exercise of employee stock options	102	169
Repurchase of common shares to satisfy employee tax withholding and option price	(373)	(912)
Excess tax benefit from equity awards	14	37
Net cash used in financing activities from continuing operations	(401)	(883)
Net cash used in financing activities from discontinued operations	—	(80)
Net cash used in financing activities	(401)	(963)

Effect of exchange rate changes on cash	(280)	(44)
Cash flows (used in) provided by continuing operations	(24,499)	18,181
Cash flows (used in) provided by discontinued operations	—	(1,546)
Net (decrease) increase in cash and cash equivalents	(24,499)	16,635
Cash and cash equivalents at beginning of period	99,566	82,931
Cash and cash equivalents at end of period	$75,067	$99,566

AGILYSYS, INC.
RECONCILIATION OF OPERATING LOSS FROM CONTINUING OPERATIONS TO
ADJUSTED (LOSS) INCOME FROM CONTINUING OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Operating loss	$(5,625)	$(2,553)	$(12,467)	$(6,188)
Share-based compensation expense	1,312	595	3,140	2,119
Amortization of intangibles	467	2,461	3,461	6,414
Asset write-offs and other fair value adjustments	1,836	—	1,836	327
Restructuring, severance and other charges	569	569	1,482	1,392
Legal settlements	—	—	203	—
Adjusted operating (loss) income from continuing operations (a)	(1,441)	1,072	(2,345)	4,064

Other (income) expenses, net	79	(683)	84	(802)
Cash income tax expense (b)	26	(27)	65	60
Adjusted (loss) income from continuing operations (a)	$(1,546)	$1,782	$(2,494)	$4,806

Weighted average shares outstanding:
Basic	22,343	22,222	22,338	22,135
Diluted	22,343	22,222	22,338	22,135

Adjusted (loss) income per share from continuing operations (a):
Basic	$(0.07)	$0.08	$(0.11)	$0.22
Diluted	$(0.07)	$0.08	$(0.11)	$0.22

(a) Non-GAAP financial measure

(b) Taxes calculated based upon our estimated cash tax payments, exclusive of payments related to AMT, for the three and twelve months ended March 31, 2015 and 2014.

AGILYSYS, INC.
RECONCILIATION OF OPERATING CASH FLOWS FROM CONTINUING OPERATIONS TO
ADJUSTED CASH FLOWS FROM CONTINUING OPERATIONS
(UNAUDITED)

	Twelve Months Ended
(In thousands)	March 31,
	2015	2014
Operating activities:
Net cash used in operating activities from continuing operations	$(2,186)	$1,384
Non-recurring cash items:
Payments for restructuring, severance and other charges	1,348	1,741
Payments for legal settlements	1,714	110
Adjusted cash provided by continuing operations (a)	$876	$3,235

(a) Non-GAAP financial measure

AGILYSYS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME
(UNAUDITED)

(In thousands)	Fiscal 2015
	Three Months Ended				Twelve Months Ended
	June 30	September 30	December 31	March 31	2015

Net (loss) income	$(2,229)	$(1,127)	$(2,715)	$(5,427)	$(11,497)
(Loss) Income from discontinued operations, net of taxes	—	—	—	—	—
Loss from continuing operations	(2,229)	(1,127)	(2,715)	(5,427)	(11,497)
Income tax (benefit) expense	(795)	81	(62)	(277)	(1,054)
Loss before income taxes	(3,024)	(1,046)	(2,777)	(5,704)	(12,551)
Depreciation of fixed assets	614	532	556	523	2,225
Amortization of intangibles	1,783	594	617	467	3,461
Amortization of developed technology	289	321	335	349	1,294
Interest (income) expense	(39)	(7)	(17)	1	(62)
EBITDA (b)	(377)	394	(1,286)	(4,364)	(5,633)
Share-based compensation	365	702	761	1,312	3,140
Asset write-offs and other fair value adjustments	—	—	—	1,836	1,836
Restructuring, severance and other charges	370	448	95	569	1,482
Other non-operating (income) expense	(45)	(1)	114	78	146
Legal settlements	149	54	—	—	203
Adjusted EBITDA from continuing operations (a)	$462	$1,597	$(316)	$(569)	$1,174

(a) Adjusted EBITDA from continuing operations, a non-GAAP financial measure, is defined as income from continuing operations before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(b) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization